Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. ANNOUNCES ACQUISITION OF BANKTRUST OF FLORIDA AND MERGER WITH VISION BANK, FSB

Gulf Shores, Alabama—October 15, 2004 - Vision Bancshares, Inc., (VBAL.OB) today announced the completion of the acquisition of BankTrust of Florida, located in Wewahitchka, Gulf County, Florida, effective October 15, 2004, and the subsequent merger with Vision Bank, FSB, the Company’s federally chartered savings bank, located in Panama City, Bay County, Florida, effective October 15, 2004. The combined institution will operate under the name of Vision Bank with total assets in excess of $115 million. Vision Bank will operate three Gulf County locations in Wewahitchka, Port St. Joe, and Port St. Joe Beach, Florida and two Bay County branches located in Panama City and Panama City Beach, Florida. J. Daniel Sizemore will serve as Chairman of the Board and Chief Executive Officer, and Joey Ginn will serve as President of Vision Bank.

“We have anticipated with great excitement the completion of the acquisition of the BankTrust of Florida banks and the merger with our Florida savings bank,” said J. Daniel Sizemore,

Chairman and CEO of Vision Bancshares, Inc. “Our strategic growth in this robust Florida market will allow us the opportunities to better serve the Florida Gulf Coast communities. Our operating philosophies continue to focus on local board of directors, local decision making, and outstanding personal customer service to meet the needs of our Vision Bank customers. Vision Bank prides itself in relationship and community oriented banking. We look forward to this expansion of our services and products into these additional Florida Gulf Coast communities. Our customers will see a new name, but the same familiar faces will be greeting them at our five Vision Bank locations.”